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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference, in the Registration Statement (Form S-8) of WellPoint Health Networks Inc. for the registration of 500,000 shares and 100,000 shares of its common stock pertaining to the WellPoint Health Networks Inc. Salary Deferral Savings Program and the WellPoint Health Networks Inc. Comprehensive Executive Non-Qualified Retirement Plan, respectively, of our report dated May 12, 1997, with respect to the combined financial statements of the Group Benefit Operations of John Hancock Mutual Life Insurance Company and subsidiaries included in Amendment No. 1 on Form 8-K/A to WellPoint Health Networks Inc.'s Current Report on Form 8-K dated March 1, 1997, filed with the Securities and Exchange Commission.

                                        ERNST & YOUNG LLP

Boston, Massachusetts
December 8, 1997